Exhibit 10.1

AMENDED AND RESTATED SEVERANCE BENEFITS AGREEMENT

This Amended and Restated Severance Benefits Agreement (this “Agreement”) is entered into by and between Bristow Group Inc., a Delaware corporation (the “Company”), and Jeremy Akel, an individual (the “Employee”), effective as of the 10th day of April, 2012 (“Effective Date”). Except as otherwise provided herein, capitalized terms used herein shall have the meaning specified in Section 9.

WHEREAS, the Employee is a senior management employee of the Company or of a member of the Affiliated Group on an at-will basis;

WHEREAS, the Company and the Employee entered into a Severance Benefits Agreement (the “Original Agreement”) dated as of February 21, 2007 which provides for certain severance rights to the Employee in the event the Employee is terminated under certain conditions, as described therein; and

WHEREAS, the Company and the Employee desire to amend and restate the Original Agreement to provide for certain changes to the terms and conditions of the Employee’s severance rights and obligations, as reflected in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Employee agree as follows:

1.	Severance Benefits.

(a)	Good Reason; Other Than for Cause. If during the Employment Period (1) the Company shall terminate the Employee’s employment other than for Cause, death or Disability, or (2) the Employee shall terminate the Employee’s employment for Good Reason:

(i)	The Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination, the aggregate of the following amounts:

A.	the Accrued Amounts; and

B.	an amount equal to:

(1)	in the event such termination occurs at any time other than a Change of Control Period, the sum of (i) the Employee’s Annual Base Salary at the Date of Termination and (ii) the Target Bonus; or

(2)	in the event such termination occurs during or at the end of a Change of Control Period, the product of (x) three and (y) the sum of (i) the Employee’s Annual Base Salary and (ii) the Highest Annual Bonus.

(ii)	To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Employee any other amounts or benefits required to be paid or provided or which the Employee is eligible to receive under any plan, program, policy or practice or contract or agreement (other than, in the event the Employee’s termination occurs outside of a Change of Control Period, any severance plan, program, policy or practice or contract or agreement) of the Company and its Affiliated Group (such amounts and benefits, the “Other Benefits”) in accordance with the terms and normal procedures of each such plan, program, policy or practice, based on accrued benefits through the Date of Termination.

(iii)	Until the earlier to occur of (A) the expiration of eighteen months after the Date of Termination, (B) the date on which the Employee attains the age of 65, (C) the date the Employee first becomes eligible to receive health benefits under another employer-provided plan, from and after the Employee’s Date of Termination, or (D) the death of the Employee, the Company shall, via proper COBRA election by Employee, continue medical and dental benefits to the Employee (and, if applicable, to the spouse and dependents of the Employee who received such benefits under the Employee’s coverage immediately prior to the Date of Termination) at least equal to those that would have been provided to the Employee (and to any such dependent) in accordance with the plans, programs, practices and policies of the Company had the Employee remained actively employed, provided that Employee makes all required COBRA payments to the Company, and the Company shall immediately reimburse Employee for each such COBRA payment.

(iv)	As a condition to the Employee’s receipt of payments and benefits described under Sections 1(a)(i), 1(a)(ii) and 1(a)(iii) in the event the Employee’s termination occurs outside of a Change of Control Period, the Employee must execute and deliver to the Company a full release of all claims that the Employee may have (and such release must become irrevocable) against the Company, its Affiliated Group, and all of their officers, employees, directors, and agents, in a form mutually and reasonably agreeable to the Parties hereunder; provided, however, that the Employee shall retain the Employee’s indemnification and related rights as a former officer and director under the Certificate of Incorporation and Bylaws of the Company and any rights of the Employee under the Directors and Officers Insurance Policy(ies) maintained by the Company from time to time.

(b)	Cause; Without Good Reason. If the Employee’s employment shall be terminated for Cause during the Employment Period, or if the Employee shall resign without Good Reason during the Employment Period, this Agreement shall terminate without further obligations to the Employee, other than the Company’s obligation to pay or provide to the Employee an amount equal to the Accrued Amounts and the Other Benefits. For purposes of this Section 1(b) only, the Accrued Amounts shall not include the amount described in Section 9(a)(i)(2).

(c)	Death or Disability. If the Employee’s employment is terminated by reason of the Employee’s death or Disability during the Employment Period, this Agreement shall terminate without further obligations to the Employee’s legal representatives under this Agreement, other than the Company’s obligation to pay or provide to Employee’s estate, heirs or beneficiaries or to Employee, as the case may be: (i) the Accrued Amounts; and (ii) the Other Benefits. With respect to the provision of Other Benefits, in the event the Employee’s termination occurs during a Change of Control Period, the term “Other Benefits” as utilized in this Section 1(c) shall include, without limitation, and the Employee’s estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and the Affiliated Group to the estates and beneficiaries of peer executives of the Company and the Affiliated Group under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Change of Control Effective Date or, if more favorable to the Employee’s estate and/or the Employee’s beneficiaries, as in effect on the date of the Employee’s death with respect to other peer executives of the Company and the Affiliated Group and their beneficiaries.

(d)	Special Vesting Terms for Incentive Plan Awards. All unvested Stock Options, Restricted Stock, Restricted Stock Units, Performance Cash Awards and any other Incentive Plan Awards granted pursuant to the Incentive Plans prior to the Effective Date will become fully vested and unrestricted (i) in the event of the Company’s termination of the Employee’s employment without Cause, (ii) in the event of the Employee’s resignation from employment by the Company for Good Reason, (iii) upon termination of the Employee’s employment by the Company due to the Employee’s death or Disability, or (iv) upon the occurrence of a Change of Control. All unvested Stock Options, Restricted Stock, Restricted Stock Units, Performance Cash Awards and any other Incentive Plan Awards granted pursuant to the Incentive Plans on or after the Effective Date will become fully vested and unrestricted upon the occurrence of a Change of Control. Performance Cash Awards which vest pursuant to this Section 1(d) shall vest at the “Expected” level. Upon termination of the Employee’s employment by the Company, the period of exercise for the Employee’s vested Stock Options shall be as follows:

(i)	Upon the Employee’s termination of employment by reason of the Employee’s death or Disability, any vested Stock Options held by the Employee on the Date of Termination may be exercised at any time until the earlier of (A) the second anniversary of the Date of Termination and (B) the expiration date of the Stock Options.

(ii)	Upon the Employee’s termination of employment by the Company for Cause, any unvested Stock Options (and any other unvested Incentive Plan Awards) held by the Employee shall be forfeited, effective as of the Date of Termination.

(iii)	Upon termination of the Employee’s employment for any reason other than the Employee’s death or Disability or termination by the Company for Cause, any vested Stock Options held by the Employee on the Date of Termination may be exercised at any time until the earlier of (A) the 90th day following the Date of Termination and (B) the expiration date of such Stock Options.

(iv)	Notwithstanding the foregoing provisions of this Section 1(d), if the Employee dies after the Employee’s employment by the Company is terminated but while any of the Stock Options remain exercisable as set forth above, such Stock Options may be exercised at any time until the later of (A) the earlier of (1) the first anniversary of the date of such death and (2) the expiration date of such Stock Options and (B) the last date on which such Stock Options would have been exercisable, absent this Section 1(d)(iv).

(v)	Notwithstanding the foregoing provisions of this Section 1(d), upon the termination of the Employee’s employment with the Company for any reason, other than termination for Cause by the Company, during the 24-month period following any Change of Control Effective Date, any Stock Options held by the Employee as of the Change of Control Effective Date that remain outstanding as of the Date of Termination may thereafter be exercised, until the later of (A) the last date on which such Stock Options would be exercisable in the absence of this Section 1(d)(v) and (B) the earlier of (1) the third anniversary of the Change of Control Effective Date and (2) the expiration date of such Stock Options.

Notwithstanding anything in this Agreement to the contrary, express or implied, except as provided in Section 1(a)(ii), the provisions of this Agreement are in addition to and not in limitation of the Employee’s rights under the Incentive Plans and any other plan, program, policy or practice provided by the Company or any of the Affiliated Group and for which the Employee may qualify.

2.	Compensation and Benefits During Change of Control Period. During any Change of Control Period, (i) the Annual Base Salary of the Employee shall be at least equal to the highest Annual Base Salary received by the Employee in the twelve (12) months preceding the Change of Control Effective Date, (ii) the Employee shall be awarded, for each fiscal year ending during the Change of Control Period, an Annual Bonus in cash at least equal to the Recent Annual Bonus, and (iii) the Employee shall be eligible for participation in Other Benefits that are at least as favorable, in the aggregate, to the most favorable of such Other Benefits in effect for the Employee at any time during the 120-day period immediately preceding the Change of Control Effective Date.

3.	Covenants. The Employee recognizes that the Company’s willingness to enter into this Agreement is based in material part on the Employee’s agreement to the provisions of this Section 3, and that the Employee’s breach of the provisions of this Section 3 could materially damage the Company.

(a)	Confidential Information. The Company will provide its confidential and trade secret information to the Employee, and the Employee agrees to hold in a fiduciary capacity for the benefit of the Company and the Affiliated Group, all Confidential Information. The Employee shall not communicate, divulge or disseminate Confidential Information at any time during or after the Employee’s employment with the Company and the Affiliated Group, except with the prior written consent of the Company, or as otherwise required by law or legal process or governmental inquiry or as such disclosure or use may be required in the course of the Employee performing the Employee’s duties and responsibilities hereunder. Notwithstanding the foregoing provisions, if the Employee is required to disclose any such confidential or proprietary information pursuant to applicable law or governmental inquiry or a subpoena or court order, the Employee shall promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy. The Employee shall reasonably cooperate with the Company and the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Employee is required to make the disclosure, then unless the Company waives compliance with the provisions hereof, the Employee shall disclose only that portion of the confidential or proprietary information which the Employee is advised by counsel in writing (either the Employee’s or the Company’s) that the Employee is legally required to so disclose. Upon the Employee’s termination of employment with the Company and the Affiliated Group for any reason, the Employee shall promptly return to the Company all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Company and the Affiliated Group or containing any Confidential Information relating to the Company and the Affiliated Group or that the Employee uses, prepares or comes into contact with during the course of the Employee’s employment with the Company and the Affiliated Group, and all keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable. The Employee agrees to execute any standard form confidentiality agreements with the Company that the Company generally enters into or may enter into in the future with its senior executives. The Employee agrees to represent in writing to the Company upon termination of employment that the Employee has complied with the foregoing provisions of this Section 3(a).

(b)

Work Product and Inventions. The Company and/or its nominees or assigns shall own all right, title and interest in and to the Developments, whether or not patentable, reduced to practice or registrable under patent, copyright, trademark or other intellectual property law anywhere in the world, made, authored, discovered, reduced to practice, conceived, created, developed or otherwise obtained by the Employee (alone or jointly with others) during the Employee’s employment with the Company and the Affiliated Group, and arising from or relating to such employment or the business of the Company or of other member of the Affiliated Group (whether during business hours or otherwise, and whether on the premises of using the facilities or materials of the Company or of other members of the Affiliated Group or otherwise). The Employee shall promptly and fully disclose to the Company and to no one else all Developments, and hereby assigns to the Company without further compensation all right, title and interest the Employee has or may have in any Developments, and all patents, copyrights, or other intellectual property rights relating thereto, and agrees that the Employee has not acquired and shall not acquire any rights during the course of the Employee’s employment with the Affiliated Group or thereafter with respect to any Developments.

(c)	Non-Solicitation of Affiliated Group Employees. The Employee shall not, at any time during the Restricted Period, other than in the ordinary exercise of the Employee’s duties while serving as an employee of the Company or a member of the Affiliated Group, without the prior written consent of the Company, directly or indirectly, solicit, recruit, or employ (whether as an employee, officer, agent, consultant or independent contractor) any person who is or was at any time during the previous 12 months, an employee, representative, officer or director of the Company or any member of the Affiliated Group. Further, during the Restricted Period, the Employee shall not take any action that could reasonably be expected to have the effect of directly encouraging or inducing any person to cease their relationship with the Company or any member of the Affiliated Group for any reason. A general employment advertisement by an entity of which the Employee is a part will not constitute solicitation or recruitment.

(d)	Non-Competition. In consideration of the Company’s promise to provide the Employee with the confidential and trade secret information of the Company, the Employee agrees as follows:

(i)

Areas Other Than Louisiana. Except with respect to competition in the State of Louisiana, or with respect to competition in or above the waters off the State of Louisiana in the areas specified in subparagraph (B) of Section 3(d)(ii) of this Agreement, during the Restricted Period, the Employee shall not, either directly or indirectly, compete with the business of the Company anywhere in the world where the Company or any member of the Affiliated Group conducts business by (1) becoming an officer, agent, employee, partner or director of any other corporation, partnership, limited liability company or other entity, or otherwise render services to or assist or hold an interest (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) in any Competitive Business, or (2) soliciting, servicing, or accepting the business of (A) any active customer of the Company or any member of the

Affiliated Group, or (B) any person or entity who is or was at any time during the previous twelve months a customer of the Company or any member of the Affiliated Group, provided that such business is competitive with any significant business of the Company or any member of the Affiliated Group.

(ii)	Louisiana. With respect to competition in the State of Louisiana, or with respect to competition in or above the waters specified in subparagraph (B) of this Section 3(d)(ii).

A.	Employee, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group, or from soliciting customers of the business of the Company or any member of the Affiliated Group, within the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period; and

B.	Employee, during the Restricted Period, agrees to refrain from carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group or from soliciting customers of the business of the Company or any member of the Affiliated Group in or above the waters of the Gulf of Mexico adjacent to the Parishes of Lafayette, Vermillion, Cameron, Iberia, St. Mary, Plaquemines, Terrebonne, Lafourche, St. Bernard, Orleans, Calcasieu and Jefferson in the State of Louisiana, so long as the Company or any member of the Affiliated Group carries on a like business therein during the Restricted Period.

C.	All non-capitalized terms in subparagraphs (A) and (B) of this Section 3(d)(ii) are intended to and shall have the same meanings that those terms (to the extent they appear therein) have in La. R.S. 23:921.C. Subject to and only to the extent not inconsistent with the foregoing sentence, the Parties understand the following phrases to have the following meanings:

(1)

The phrase “carrying on or engaging in a business similar to the business of the Company or any member of the Affiliated Group” includes engaging, as principal, agent, trustee, or through the agency of any corporation, partnership, limited liability company, association or agent or agency, in any business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group or being the owner (except as a less than 2-percent shareholder of a publicly traded corporation or as a less than 5-percent shareholder of a corporation that is not publicly traded) of any interest in any corporation or other entity, or an officer, director, or employee of any corporation or other entity (other than the Company or any member of the Affiliated Group), or a member or employee or any partnership, or an owner or employee of any other business that conducts an offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group. Moreover, the term also includes (i) directly or indirectly inducing any current customers of the Company or any member of the Affiliated Group to patronize any offshore oil and gas helicopter service business in competition with the Company or any member of the Affiliated Group; (ii) canvassing, soliciting, or accepting any offshore oil and gas helicopter service business of the type conducted by the Company or any member of the Affiliated Group; (iii) directly or indirectly requesting or advising any current customers of the Company or any member of the Affiliated Group to withdraw, curtail or cancel such customer’s offshore oil and gas helicopter service business with the Company or any member of the Affiliated Group; or (iv) directly or indirectly disclosing to any other person, firm, corporation or entity, the names and addresses of any of the current customers of the Company or any member of the Affiliated Group. In addition, the term includes, directly or indirectly, through any person, firm, association, corporation, limited liability company or other entity with which Employee is now or may hereafter become associated, causing or inducing any present employee of the Company or any of the Affiliated Group to leave the employ of the Company or any of the Affiliated Group to accept employment with the Employee or with such person, firm, association, corporation, limited liability company or other entity.

(2)	The phrase “a similar business to the business of the Company or any member of the Affiliated Group” means an offshore oil and gas helicopter service business.

(3)	The phrase “carries on a like business” includes, without limitation, actions taken by or through a wholly-owned subsidiary or other affiliated corporation or entity.

D.	Notwithstanding any other provision of this Agreement, Section 3(d)(ii) of this Agreement shall not apply with respect to any geographic area outside of the geographic territory expressly set forth in this Section 3(d)(ii).

(e)	Assistance. The Employee agrees that during and after the Employee’s employment by the Company, upon request by the Company, the Employee will assist the Company and the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against the Company and/or any member of the Affiliated Group in any Proceeding, and will assist the Company and the Affiliated Group in the prosecution of any claims that may be made by the Company and/or any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Employee’s employment or the period of the Employee’s employment by the Company. The Employee agrees, unless precluded by law, to promptly inform the Company if the Employee is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Employee also agrees, unless precluded by law, to promptly inform the Company if the Employee is asked to assist in any investigation (whether governmental or otherwise) of the Company and/or any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against the Company and/or any member of the Affiliated Group with respect to such investigation. The Employee agrees to fully and completely cooperate with any investigations conducted by or on behalf of the Company and for any member of the Affiliated Group from time to time. The Company agrees to reimburse the Employee for all of the Employee’s reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys’ fees, and shall pay a reasonable per diem fee for the Employee’s service. In addition, the Employee agrees to provide such services as are reasonably requested by the Company to assist any successor to the Employee in the transition of duties and responsibilities to such successor. Any services or assistance contemplated in this Section 3(e) shall be at mutually agreed to and convenient times.

(f)

Remedies. The Employee acknowledges and agrees that the terms of this Section 3 (i) are reasonable in geographic and temporal scope and (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Employee further acknowledges and agrees that (x) the Employee’s breach of the provisions of this Section 3 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company elects to prevent the Employee from breaching such provisions by obtaining an injunction against the Employee, there is a reasonable probability of the Company’s eventual success on the merits. The Employee consents and agrees that if the Employee commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 3 are determined to be wholly or partially unenforceable, the Employee hereby agrees that this Agreement or any provision hereof may be reformed so that it is enforceable to the maximum extent permitted by law. If any of the provisions of this Section 3 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company’s right to enforce any such provisions in any other jurisdiction.

4.	Non-Exclusivity of Rights. Except as provided in Section 1(a)(ii), nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of the Affiliated Group and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any contract or agreement with the Company or any of the Affiliated Group. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of the Affiliated Group at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

5.	No Duty to Mitigate. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement and except as specifically provided in Section 1(a)(iii), such amounts shall not be reduced whether or not the Employee obtains other employment.

6.	At-Will Employee. The obligation of the Company to pay amounts hereunder shall not alter the at-will employment status of the Employee or diminish the right of the Company to terminate the Employee’s employment with or without Cause.

7.	Assignment; Successors.

(a)	No Assignment. This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee other than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)	Successors. The Company shall cause any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all or a substantial portion of its business and/or assets to assume expressly and agree to perform this Agreement immediately upon such succession in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.	Miscellaneous.

(a)	Governing Law; Captions; Amendments. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The Parties hereto irrevocably agree to submit to the jurisdiction and venue of the courts of the State of Delaware in any Delaware Proceeding. In the event of a Delaware Proceeding, the Company shall pay all of the Employee’s reasonable travel expenses incurred by him for the Employee’s travel between the Employee’s principal residence and/or principal place of business at such time and Delaware in connection with such Delaware Proceeding. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b)	Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other Party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

At the address most recently on file for the Employee at the Company at the time of such notice.

If to the Company:

Bristow Group Inc.

2301 City West Blvd., 4th Floor

Houston, Texas 77042

Attention: General Counsel

or to such other address as either Party shall have furnished to the other Party in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c)	Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)	Withholding. Notwithstanding any other provision of this Agreement, the Company may withhold from any amounts payable or benefits provided under this Agreement any Federal, state, local and foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)	No Waiver. The Employee’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Employee or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)	Entire Agreement; Conflicts. This Agreement and the other agreements referred to herein, constitute the entire agreement between the Parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understanding, both written and oral, including, without limitation, the Original Agreement. In the event of direct conflict between the provisions of this Agreement and any Company policies or practices, the provisions of this Agreement shall control.

(g)	Counterparts. This Agreement may be executed by electronic transmission and in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same document.

(h)	Section 280G Limitation on Payments.

(i)	In the event that all or any portion of the benefits provided under this Agreement, either alone or together with other payments and benefits that the Employee receives or is then entitled to receive from the Company or any member of the Affiliated Group, would constitute a “parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce such payments and benefits provided to the Employee under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code; but only if, by reason of such reduction, the net after-tax benefit to the Employee shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean (A) the total amount payable to the Employee under this Agreement (and all other payments and benefits which the Employee receives or is then entitled to receive from the Company or any member of the Affiliated Group) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (B) the amount of federal income taxes payable with respect to the foregoing calculated at the Employee’s applicable marginal income tax rate for each year in which the foregoing shall be paid to the Employee (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (C) the amount of excise taxes imposed with respect to the payments and benefits described in (A) above by Section 4999 of the Code. The amount of any reduction made under this Section 8(h) in the payment to which the Employee is entitled under this Agreement is hereinafter referred to as the “Relinquished Amount.”

(ii)

All determinations required to be made under this Section 8(h), including whether and when a Relinquished Amount shall be imposed and the amount of such Relinquished Amount, shall be made by the Company’s independent auditing firm used immediately prior to the Change of

Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Employee. The Company shall provide any and all information, records and documents relating to Employee’s compensation and benefits paid or payable by the Company as may be reasonably requested by the Accounting Firm in connection with its determination of the Relinquished Amount. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Employee shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(iii)	Notwithstanding anything herein to the contrary, expressed or implied, the Company’s obligations to the Employee pursuant to this Section 8(h) shall be limited to providing to the Employee payments and benefits in accordance with the determinations of the Accounting Firm. The Company shall not be liable for any inaccuracies in the determination of the Relinquished Amount by such Accounting Firm.

(i)	Section 409A Compliance. If any compensation or benefits provided by this Agreement may result in the application of Section 409A of the Code, the Company shall, in consultation with the Employee, modify the Agreement in the least restrictive manner necessary in an effort to exclude such compensation from the definition of “deferred compensation” within the meaning of such Section 409A or in an effort to comply with the provisions of Section 409A, other applicable provision(s) of the Code and/or any rules, regulations or other regulatory guidance issued under such statutory provisions, without any diminution in the value of the payments or benefits to the Employee and, in the case of health and medical benefits, without any lapse in coverage. Notwithstanding the foregoing, the Company shall not be required to assume any increased economic burden.

9.	Definitions. As used in this Agreement, the following terms shall have the respective meanings assigned to them below:

(a)	“Accrued Amounts” shall mean:

(i)

in the event termination of the Employee’s employment occurs at any time other than during a Change of Control Period, the sum of (1) the Employee’s Annual Base Salary through the Date of Termination, to the extent not theretofore paid, (2) the product of (x) the Target Bonus and (y) a fraction (which, for purposes of clarity, shall equal less than 1), the numerator of which is the number of days in the then-current fiscal year through the Date of Termination, and the denominator of which is 365, (3) the Employee’s business expenses that are reimbursable pursuant to this Agreement but have not been reimbursed by the Company as of the

Date of Termination, (4) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued but unused vacation allowances for the year in which the Date of Termination occurs, and (5) any Annual Bonus earned prior to the Date of Termination but unpaid; or

(ii)	in the event termination of the Employee’s employment occurs during a Change of Control Period, the sum of (1) the Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the higher of (I) the Recent Annual Bonus and (II) the Annual Bonus paid or payable, including any bonus or portion thereof which has been earned but deferred (and annualized for any fiscal year consisting of less than twelve full months or during which the Employee was employed for less than twelve full months), for the most recently completed fiscal year during the Employment Period, if any (such higher amount being referred to as the “Highest Annual Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, (3) the Employee’s business expenses that are reimbursable pursuant to this Agreement but have not been reimbursed by the Company as of the Date of Termination, (4) any compensation previously deferred by the Employee (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not therefore paid, and (5) any Annual Bonus earned prior to the Date of Termination but unpaid.

(b)	“Affiliated Group” shall mean any entity controlled by, controlling or under common control with the Company.

(c)	“Agreement” is defined in the Preamble to this Agreement.

(d)	“Annual Base Salary” shall mean the annualized base salary of the Employee in effect from time to time.

(e)	“Annual Bonus” shall mean the annual cash bonus, if any, to which the Employee is eligible to receive for each fiscal year based upon performance targets that are established by the Compensation Committee of the Company.

(f)	“Board” shall mean the Board of Directors of the Company.

(g)	“Cause” shall mean:

(i)	the Employee’s willful failure to substantially perform the Employee’s duties associated with the Employee’s position with the Company or the Affiliated Group, or the Employee’s willful failure to perform specific directives of the President and Chief Executive Officer of the Company, which directives are consistent with the scope and nature of such position, other than any such failure resulting from incapacity due to physical or mental illness, which failure has continued for a period of at least 30 days following delivery to the Employee of a written demand for substantial performance specifying the manner in which the Employee has failed hereunder; or

(ii)	the Employee’s commission of malfeasance, fraud, or dishonesty, or the Employee’s willful and material violation of Company policies; or

(iii)	the Employee’s indictment or formal charge for, and subsequent conviction of, or plea of guilty or nolo contendere to, a felony, or a misdemeanor involving moral turpitude; or

(iv)	the Employee’s material breach of Section 3 of this Agreement.

(h)	“Change of Control” shall mean:

(i)	the acquisition by an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (iii) of this Section 9(h); or

(ii)	individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)	consummation by the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50.1% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries ) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly 35% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)	approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(i)	“Change of Control Effective Date” shall mean the first date during the Employment Period on which a Change of Control occurs. Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Employee’s employment with the Company is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Employee that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (2) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the “Change of Control Effective Date” shall mean the date immediately prior to the date of such termination of employment.

(j)	“Change of Control Period” shall mean the period commencing on the Change of Control Effective Date and ending on the third anniversary of the Change of Control Effective Date.

(k)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(l)	“Company” shall mean Bristow Group Inc., a Delaware corporation f/k/a Offshore Logistics, Inc., and any successor to its business and/or assets that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(m)	“Competitive Business” shall mean any person or entity (including any joint venture, partnership, firm, corporation, or limited liability company) that engages in any principal or significant business of the Company or any member of the Affiliated Group as of the Date of Termination (or any material or significant business being actively pursued as of the Date of Termination that the Company or any member of the Affiliated Group enters into during the Restricted Period).

(n)	“Confidential Information” shall mean any and all secret or confidential information, knowledge or data relating to the Company and the Affiliated Group and their businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Employee obtains during the Employee’s employment by the Company and the Affiliated Group that is not public knowledge.

(o)	“Date of Termination” means (i) if the Employee’s employment is terminated by the Company for Cause or by the Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be; (ii) if the Employee’s employment is terminated by the Company, other than for Cause or Disability, the date on which the Company notifies the Employee of such termination; (iii) if the Employee voluntarily resigns without Good Reason, the date on which the Employee notifies the Company of such termination; (iv) if the Employee’s employment is terminated by reason of death, the date of death of the Employee; or (v) if the Employee’s employment is terminated by the Company due to Disability, the Disability Effective Date.

(p)	“Delaware Proceeding” shall mean any action or proceeding brought under, with respect to or in connection with this Agreement in the courts of Delaware.

(q)	“Developments” shall mean any and all inventions, ideas, trade secrets, technology, devices, discoveries, improvements, processes, developments, designs, know how, show-how, data, computer programs, algorithms, formulae, works of authorship, works modifications, trademarks, trade names, documentation, techniques, designs, methods, trade secrets, technical specifications, technical data, concepts, expressions, patents, patent rights, copyrights, moral rights, and all other intellectual property rights or other developments whatsoever.

(r)	“Disability” shall mean the inability of the Employee to perform the Employee’s duties with the Company on a full-time basis for 150 consecutive days during the Employment Period as a result of incapacity due to mental or physical illness, which is determined to be total and permanent by a licensed physician selected by the Company or its insurers and reasonably acceptable to the Employee or the Employee’s legal representative. If the Parties cannot agree on a licensed physician, each Party shall select a licensed physician and the two physicians shall select a third who shall be the approved licensed physician for these purposes.

(s)	“Disability Effective Date” shall mean the 30th day after receipt of the Company’s written notice to the Employee notifying the Employee of the Company’s intention to terminate the Employee’s employment based on the Company’s good faith determination that the Disability of the Employee has occurred.

(t)	“Effective Date” is defined in the Preamble to this Agreement.

(u)	“Employee” is defined in the Preamble to this Agreement.

(v)	“Employment Period” shall mean the period during which the Employee is employed as an employee of the Company or as an employee of a member of the Affiliated Group.

(w)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(x)	“Good Reason” shall mean, during any Change of Control Period and in the absence of the Employee’s consent, (i) any reduction in the position or duties of the Employee, or (ii) any failure by the Company during the Change of Control Period to comply with Section 2 hereof, other than in either case an isolated, insubstantial or inadvertent reduction or failure not occurring in bad faith and which is remedied by the Company promptly (but in no event in less than 30 days) after receipt of written notice thereof given by the Employee.

(y)	“Highest Annual Bonus” is defined in Section 9(a)(ii).

(z)	“Incentive Plan Awards” shall mean any Award granted under any of the Incentive Plans.

(aa)	“Incentive Plans” shall mean the Company’s 2004 Stock Incentive Plan, the Company’s 2007 Long Term Incentive Plan and any successor plans, as each may be amended.

(bb)	“Notice of Termination” shall mean a written notice which (i) indicates the specific severance benefits provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for the payment of severance benefits under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).

(cc)	“Other Benefits” is defined in Section 1(a)(ii) and Section 1(c).

(dd)	“Party” shall mean the Company and the Employee, individually, and “Parties” shall mean the Company and the Employee collectively.

(ee)	“Performance Cash” shall mean any awards of Performance Cash awarded pursuant to any of the Incentive Plans.

(ff)	“Proceeding” shall mean any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise.

(gg)	“Recent Annual Bonus” shall mean the Employee’s highest Annual Bonus for the last three fiscal years prior to the Change of Control Effective Date (annualized in the event that the Employee is not employed by the Company for the whole of such fiscal year).

(hh)	“Restricted Period” shall mean the period from the Effective Date through the date twelve (12) months following the Date of Termination; provided, however, that there shall be no Restricted Period in the event that the termination of the Employee’s employment occurs during a Change of Control Period.

(ii)	“Restricted Shares” shall mean any awards of Restricted Stock, Restricted Stock Units or Performance Restricted Stock Units awarded pursuant to any of the Incentive Plans.

(jj)	“Stock Options” shall mean any awards of Stock Options awarded pursuant to any of the Incentive Plans.

(kk)	“Target Bonus” shall mean a bonus amount equal to fifty percent (50%) of the Employee’s Annual Base Salary.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, the Employee has hereunto set the Employee’s hand and, the Company has caused this Agreement to be executed in its name and on its behalf, as of the Effective Date.

“EMPLOYEE”

/s/ Jeremy Akel
Jeremy Akel

“COMPANY”

BRISTOW GROUP INC.

/s/ William E. Chiles
William E. Chiles
President and Chief Executive Officer